Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis
Three Months Ended June 2017 vs. June 2016

Dollars	Description

$(0.01)	Retail Sales

0.05	Retail Revenue Impacts

(0.03)	Weather

(0.01)	Wholesale Operations

0.01	Non-Fuel O&M

(0.01)	Other Income and Deductions

(0.01)	Interest Expense

0.01	Income Taxes

$—	Total Traditional Electric Operating Companies

(0.01)	Southern Power

0.07	Southern Company Gas[1]

(0.03)	Parent and Other

(0.05)	Increase in Shares

$(0.02)	Total Change in EPS (Excluding Items)

(2.04)	Kemper IGCC Impacts[2]

0.03	Acquisition and Integration Costs[3]

(0.02)	Wholesale Gas Services[4]

$(2.05)	Total Change in EPS (As Reported)

- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three Months Ended June 2017 vs. June 2016
Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $11.3 million for the three months ended June 30, 2016.

- For comparative purposes, Basic Earnings Per Share - Excluding Items in the prior year period does not reflect any adjustments to exclude acquisition debt financing costs ($0.03 per share for the three months ended June 30, 2016) related to the acquisition of Southern Company Gas. This item was not contemplated in Southern Company's February 2016 guidance and was excluded in the previously reported periods through December 31, 2016.

(1) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.

(2) Earnings for the three months ended June 30, 2017 and 2016 include the estimated losses relating to Mississippi Power Company's integrated coal gasification combined cycle facility construction project in Kemper County, Mississippi (Kemper IGCC) which significantly impacted the presentation of earnings and earnings per share. Further charges of uncertain amounts may occur in future periods in connection with the resolution of the Mississippi Public Service Commission's Kemper Settlement Docket.

Earnings for the three months ended June 30, 2017 also include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. AFUDC equity ceased as of the project's suspension in June 2017. Southern Company's 2017 earnings guidance, initially presented in October 2016 assumed construction would be complete and AFUDC equity would cease by November 30, 2016. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to the 2017 guidance. Management also uses such measures to evaluate Southern Company's performance in 2017.

(3) Earnings for the three months ended June 30, 2017 and 2016 include costs related to the acquisition and integration of Southern Company Gas. Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(4) Earnings for the three months ended June 30, 2017 include the Wholesale Gas Services business of Southern Company Gas in future periods. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.